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Exhibit 99.4

ABINGTON BANK
Notice of Special Meeting of Depositors

To Be Held On                        , 2004

        NOTICE IS HEREBY GIVEN that a special meeting of the depositors of Abington Bank will be held at the                        located at                         ,                         , Pennsylvania on                            , 2004, at             p.m., Eastern Time, to consider and vote upon:

  1.
  The approval of a Plan of Reorganization, pursuant to which Abington Bank will reorganize into the mutual holding company form of organization as a wholly owned stock-form subsidiary of a new mid-tier holding company, Abington Community Bancorp, Inc., which mid-tier holding company will be a majority owned subsidiary of the newly formed Abington Mutual Holding Company, and the transactions provided for in such Plan of Reorganization, including the adoption of amended and restated Pennsylvania stock Articles of Incorporation and Bylaws for Abington Bank;

  2.
  Such other business as may properly come before the special meeting or any adjournment. Except with respect to procedural matters incident to the conduct of the meeting, management is not aware of any other such business.

        The Board of Trustees has fixed                            , 2004 as the voting record date for the determination of depositors entitled to notice of and to vote at the special meeting and at any adjournment. Only those depositors of Abington Bank of record as of the close of business on that date who continue to be depositors on the date of the special meeting will be entitled to vote at the special meeting or at any such adjournment.

        The following proxy statement and the accompanying prospectus contain a more detailed description of Abington Bank, Abington Community Bancorp and the proposed reorganization.

                      By Order of the Board of Trustees

                      Robert W. White
                      Chairman of the Board, President
                      and Chief Executive Officer

Jenkintown, Pennsylvania
                            , 2004

The Board of Trustees recommends that you sign, date and mark the enclosed proxy card in favor of the adoption of the Plan of Reorganization, and return it in the enclosed self-addressed, postage-paid envelope. This will not prevent you from voting in person if you attend the special meeting.

Abington Bank

Proxy Statement

Special Meeting of Depositors
To Be Held On                , 2004

Introduction

        This proxy statement, together with the accompanying prospectus of Abington Community Bancorp, Inc., is being furnished to depositors of Abington Bank as of the close of business on                , 2004 in connection with the solicitation by the Board of Trustees of proxies to be voted at the special meeting of depositors of Abington Bank, and at any adjournments. The special meeting will be held on                , 2004, at the                        located at                        ,                         , Pennsylvania             at             p.m., Eastern Time. This proxy statement and related materials are first being mailed to depositors on or about                , 2004.

        The Board of Trustees of Abington Bank adopted a Plan of Reorganization from Mutual Savings Bank to Mutual Holding Company, subject to the approval of Abington Bank's depositors, the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation. Under the Plan of Reorganization, Abington Bank will be reorganized into a mutual holding company structure whereby Abington Bank will become a Pennsylvania-chartered stock savings bank which will be wholly owned by Abington Community Bancorp, Inc., a Pennsylvania corporation, which in turn will be a majority owned subsidiary of Abington Mutual Holding Company, a Pennsylvania mutual holding company. The Plan of Reorganization also provides that substantially all of the assets and all of the liabilities, including the deposit accounts, of Abington Bank in its mutual form will become assets and liabilities of Abington Bank in its stock form.

        In adopting the Plan of Reorganization, the Board of Trustees has determined that the reorganization is in the best interests of Abington Bank, its customers and the communities that it serves.

Voting Rights and Vote Required For Approval

        Pursuant to the laws of the Commonwealth of Pennsylvania, the voting rights of Abington Bank are held exclusively by the Board of Trustees, which is required to adopt the Plan of Reorganization by a vote of not less than two-thirds of its entire membership. The FDIC has issued regulations under which all state savings banks are generally required to receive depositor approval of plans to reorganize from mutual to stock form. In order to comply with the FDIC regulations, the Plan of Reorganization provides depositors with the right to vote upon the reorganization.

        Each person who was a depositor of Abington Bank on                , 2004, the voting record date, who had an aggregate balance of not less than $100.00 in his or her deposit accounts in Abington Bank on the voting record date will be entitled to vote on the Plan of Reorganization. Each vote with respect to the Plan of Reorganization will also constitute a vote on the proposed amended and restated stock form Articles of Incorporation and Bylaws of Abington Bank.

        At the special meeting, each eligible depositor will be entitled to cast one vote for each $100, or fraction thereof, of the aggregate withdrawal value of all of his or her deposit accounts in Abington Bank as of the                        , 2004 voting record date on the item to be considered. A majority of the votes which depositors are entitled to cast must be present in person or by proxy at the special meeting to constitute a quorum for the transaction of business.

        The affirmative vote of a majority of the total outstanding votes entitled to be cast at the special meeting is required for approval of the Plan of Reorganization. Consequently, not voting or abstaining will have the same effect as voting against the Plan of Reorganization. According to Abington Bank's records, as of the voting record date, there were            votes entitled to be cast at the special meeting and                        votes required to approve the Plan of Reorganization. [If there are not sufficient votes for approval of the Plan of Reorganization at the time of the special meeting, the special meeting may be adjourned to permit further solicitation of proxies.]

The Board of Trustees Recommends That You Vote FOR the Adoption of
The Plan of Reorganization.

Proxies

        The Board of Trustees of Abington Bank is soliciting the proxy which accompanies this proxy statement furnished to depositors for use at the special meeting and any adjournment. Each proxy solicited hereby, if properly executed, duly returned before the special meeting and not revoked prior to or at the special meeting, will be voted at the special meeting in accordance with your instructions as indicated on the proxy. If no contrary instructions are given, the executed proxy will be voted in favor of the Plan of Reorganization. If any other matters properly come before the special meeting, the persons named as proxies will vote upon such matters according to their discretion. Except with respect to procedural matters incident to the conduct of the meeting, no additional matters are expected to come before the special meeting.

        Any depositor giving a proxy may revoke it at any time before it is voted by delivering to the secretary of Abington Bank either a written revocation of the proxy, or a duly executed proxy bearing a later date, or by voting in person at the special meeting. Proxies are being solicited only for use at the special meeting and any and all adjournments, and will not be used for any other meeting.

        Proxies may be solicited by officers, trustees and employees of Abington Bank personally, by telephone or further correspondence without additional compensation.

        Deposits held in a trust or other fiduciary capacity may be voted by the trustee or other fiduciary to whom voting rights are delegated under the trust instrument or other governing document or applicable law. In the case of individual retirement accounts (IRAs) and Keogh trusts established at Abington Bank, the beneficiary will need to direct the trustee's vote on the Plan of Reorganization by returning a completed proxy card to Abington Bank.

        The Board of Trustees urges each depositor as of the close of business on                            , 2004 to mark, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope as soon as possible, even if you do not intend to purchase common stock of Abington Community Bancorp. This will ensure that your vote will be counted.

Incorporation of Information by Reference

        A copy of Abington Community Bancorp's prospectus dated                            , 2004 accompanies this proxy statement and is incorporated herein by reference. The prospectus sets forth a description of the Plan of Reorganization and the related Plan of Stock Issuance and offering of common stock by Abington Community Bancorp under the captions "The Reorganization" and "The Offering" beginning on pages    and    , respectively. Such captions also describe the effects of the reorganization on the depositors of Abington Bank, including the tax consequences of the reorganization and the establishment of a liquidation account for the benefit of certain depositors of Abington Bank. Upon completion of the reorganization, the Articles of Incorporation of Abington Bank will be amended and restated to reflect the reorganization, and to provide for the issuance of capital stock.

        Information regarding Abington Community Bancorp and Abington Bank is set forth in the prospectus under the captions "Summary—Abington Community Bancorp" and "—Abington Bank" on page 1. The prospectus also describes the business and financial condition of Abington Bank under the captions "Management's Discussion and Analysis of Financial Condition and Results of Operations," beginning on page    and "Business of Abington Bank," beginning on page    . The historical financial statements of Abington Bank are included in the prospectus. See also "Selected Consolidated Financial

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and Other Data" on pages    in the prospectus. Information regarding the use of proceeds of the offerings conducted in connection with the reorganization, the historical capitalization of Abington Bank and the pro forma capitalization of Abington Community Bancorp, and other pro forma data are set forth in the prospectus under the captions "Use of Net Proceeds," on pages     , "Capitalization," on pages            , "Pro Forma Data," on pages            .

        The prospectus also provides information regarding the names, ages, business experience and compensation of Abington Bank's trustees and executive officers, as well as the benefit plans and proposed employment agreements, severance agreements and severance plans. See "Management" beginning on page    in the prospectus.

How to Obtain Additional Information

        You may request in writing a copy of the Plan of Reorganization from Abington Bank. Any such requests should be directed to Secretary, Abington Bank, 180 Old York Road, Jenkintown, Pennsylvania 19046.

Available Information.

        Abington Bank has filed a Notice to Effect a Mutual Holding Company Reorganization with the Pennsylvania Department of Banking pursuant to which it will reorganize into the mutual holding company form and issue stock in accordance with the terms of the Plan of Reorganization and a related Plan of Stock Issuance. This proxy statement and the prospectus omit certain information contained in such application. The application may be inspected at the principal office of the Pennsylvania Department of Banking located at 333 Market Street, 16th Floor, Harrisburg, Pennsylvania. An application with respect to the Plan of Reorganization and Plan of Stock Issuance also has been filed with the Federal Deposit Insurance Corporation by Abington Bank.

        Abington Community Bancorp has filed with the SEC a registration statement on Form S-1 (File No. 333-                        ) under the Securities Act of 1933 with respect to the common stock being offered in the reorganization. This proxy statement and the prospectus do not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Such information may be inspected at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and copies may be obtained at prescribed rates from the Public Reference Section of the SEC at the same address. The public may obtain more information on the operations of the public reference room by calling 1-800-SEC-0330. In addition, the SEC maintains a web site that contains registration statements and other reports regarding registrants that file electronically with the SEC (such as Abington Community Bancorp). The address of the SEC's web site is http://www.sec.gov. The statements contained in the prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions and are not necessarily complete; each such statement is qualified by reference to such contract or document.

        Please remember to mark, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope so that your important vote will be counted at the special meeting.

        This proxy statement is neither an offer to sell nor the solicitation of any offer to buy stock. The offer is made only by the prospectus.

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QuickLinks

ABINGTON BANK Notice of Special Meeting of Depositors
Special Meeting of Depositors To Be Held On , 2004 Introduction
The Board of Trustees Recommends That You Vote FOR the Adoption of The Plan of Reorganization.